Exhibit 99.1

SOUTHSIDE BANCSHARES, INC.
ANNOUNCES NET INCOME FOR THE
THREE AND SIX MONTHS ENDED JUNE 30, 2011
NASDAQ Global Select Market Symbol - "SBSI"

Tyler, Texas, (July 21, 2011) Southside Bancshares, Inc. (“Southside” or the “Company”) (NASDAQ:  SBSI) today reported its financial results for the three and six months ended June 30, 2011.

Southside reported net income of $11.0 million for the three months ended June 30, 2011, an increase of $1.8 million, or 19.3%, when compared to the same period in 2010.  The gain on sale of available for sale securities decreased to $4.0 million for the three months ended June 30, 2011 from $6.7 million for the same period in 2010, a decrease of $2.7 million, or $1.7 million, net of income tax expense.  Net income for the six months ended June 30, 2011 decreased $2.5 million, or 12.2%, to $18.4 million when compared to $20.9 million for the same period in 2010.  The gain on sale of available for sale securities decreased $9.2 million, or $6.0 million, net of income tax expense, to $5.8 million for the six months ended June 30, 2011 when compared to $15.0 million for the same period in 2010.

Diluted earnings per common share increased $0.11, or 19.6%, to $0.67 for the three months ended June 30, 2011 when compared to $0.56 for the same period in 2010.  For the six months ended June 30, 2011, diluted earnings per common share decreased $0.14, or 11.1%, to $1.12 when compared to $1.26 for the same period in 2010.

The return on average shareholders’ equity for the six months ended June 30, 2011, was 16.63%, representing a decrease when compared to 20.00% for the same period in 2010.  The annual return on average assets decreased to 1.22% for the six months ended June 30, 2011 from 1.42% for the same period in 2010.

“We are exceptionally pleased to report Southside’s financial results for the second quarter of 2011,” stated B. G. Hartley, Chairman and Chief Executive Officer of Southside Bancshares, Inc.  “The 19.3% increase in net income for the quarter ended June 30, 2011, compared to the second quarter of 2010, was led by an increase in net interest income and a decrease in credit costs resulting from improving credit quality which were partially offset by a decrease in gains on sale of available for sale securities.  We are also pleased to report that nonperforming assets, currently 0.50% of assets, continued to decrease, our net interest margin and spread both increased when compared to the same quarter in 2010, deposits continued to increase and our equity to total assets ratio increased.  In addition to our financial results, we are pleased to report that we have purchased the remaining 50% interest in Southside Financial Group, LLC, (“SFG”) giving Southside 100% ownership of this entity as of July 15, 2011.  During the second quarter the Board approved equity grants in the form of stock options and restrictive stock units to various officers of Southside.  These equity grants were consistent with the directives of the shareholder approved Southside Bancshares, Inc. 2009 Incentive Plan.  We believe these grants are an important tool in key employee retention.  Finally, it is a pleasure to report that our new trust operations center is now fully operational.”

“The purchase of the remaining 50% interest in SFG was a direct result of new regulations adopted as part of the Dodd–Frank Wall Street Reform and Consumer Protection Act (“Dodd Frank”).  Dodd Frank changed the manner in which we can do business through a non-bank entity.  Given the importance of our SFG operations, we determined that purchasing the remaining 50% interest in this company and integrating its operations into Southside Bank would be in the bank’s best interest.  This purchase will be immediately accretive to earnings.  In addition, SFG is already fully consolidated on our balance sheet and this purchase will not limit or change our ability to allocate capital in order to grow our franchise.”

“The overall economy has unfortunately entered yet another soft patch, as concern over shocks in Japan, sovereign debt in Europe, the U. S. budget deficit and debt ceiling and the U. S. real estate environment, among other issues, has escalated.  Interest rates generally fell during the second quarter in response to this uncertain environment.  We continue to manage our balance sheet to incorporate these developments.  We are keeping our investment balances steady to increasing, as the likelihood of accommodative monetary policy for the near-term seems relatively high.   We are also preparing for higher rates through our funding choices, as we continue to issue longer term funding with options that we control.  We primarily use callable brokered CDs, as well as advances from the Federal Home Loan Bank, to fulfill our long-term funding needs.  Finally, the mortgage-backed securities portion of our investment portfolio has benefited from a decline in mortgage-backed prepayments, which resulted in lower amortization expense and has increased the income generated from our premium mortgage-backed securities investment portfolio.  In summary, maintaining our securities balances serves to mitigate interest rate risk should rates remain low or even decline.  We monitor the coupons in our mortgage-backed securities and believe our high average mortgage-backed securities coupon helps mitigate the risk of a potential interest rate rise.”

“The environment in which we operate has and will continue to change as a result of economic growth and retrenchment, changes in technology and communication, as well as continued political and regulatory change.  We are confident that, when necessary in response to this changing environment, we should be able to refine our business model to effectively serve customers, employees and shareholders.  We are monitoring the costs of the services we provide, and will endeavor to ensure that our cost structure is commensurate with the expected revenue of our bank.  We are very proud of the Southside team, especially those who will lead us through tomorrow’s challenges.  We look forward to continuing the journey and to growing along with the communities we serve.”

Loans and Deposits

For the six months ended June 30, 2011, total loans decreased by $39.1million, or 3.6% when compared to December 31, 2010.  During the six months ended June 30, 2011, real estate loans decreased $11.4 million, commercial loans decreased $14.6 million and loans to individuals decreased $17.1 million.  Municipal loans increased $4.0 million, partially offsetting these decreases.

Nonperforming assets decreased by $2.0 million, or 11.3%, to $15.7 million, or 0.50% of total assets, for the six months ended June 30, 2011, when compared to December 31, 2010.  This decrease is primarily a result of a decrease in nonaccrual and restructured loans.

During the six months ended June 30, 2011, deposits, net of brokered deposits, increased $102.7 million, or 5.2%, compared to December 31, 2010.  During this six month period we allowed approximately $30 million of public fund deposits to roll off, which were offset by a business account that experienced a temporary $70 million increase.

Net Interest Income

Net interest income increased $5.2 million, or 26.8%, to $24.6 million for the three months ended June 30, 2011, when compared to $19.4 million for the same period in 2010.  For the three months ended June 30, 2011, our net interest spread increased to 3.52% from 2.77% for the same period in 2010.  The net interest margin increased to 3.81% for the three months ended June 30, 2011 compared to 3.09% for the same period in 2010.  The net interest margin and net interest spread for the three months ended June 30, 2011 increased to 3.81% and 3.52%, respectively, from 3.55% and 3.26% for the three months ended March 31, 2011.  The increase in our net interest margin and spread for the quarter and six months ended June 30, 2011 compared to the same period in 2010 is primarily a result of slower prepayments on our mortgage-backed securities during 2011.  During the first six months of 2010 prepayments increased significantly due to announcements by Fannie Mae and Freddie Mac that they would repurchase delinquent loans that had not been repurchased for several months and that they would begin repurchasing these delinquent loans in a more timely manner.

Net interest income increased $4.4 million, or 10.3%, to $46.8 million for the six months ended June 30, 2011, when compared to $42.4 million for the same period in 2010.  For the six months ended June 30, 2011, our net interest spread increased to 3.39% from 3.08% for the same period in 2010.  The net interest margin increased to 3.68% for the six months ended June 30, 2011 compared to 3.41% for the same period in 2010.

Net Income for the Three Months

The increase in net income for the three months ended June 30, 2011, when compared to the same period in 2010, was a result of an increase in net interest income and a decrease in the provision for loan losses which was partially offset by a decrease in gains on the sale of available for sale securities.

Noninterest expense increased $137,000, or 0.8%, for the three months ended June 30, 2011, compared to the same period in 2010.

Net Income for the Six Months

The decrease in net income for the six months ended June 30, 2011, when compared to the same period in 2010, was a result of a decrease in noninterest income that included a decrease in security gains, and an increase in noninterest expense which was partially offset by an increase in net interest income and a decrease in the provision for loan losses.

Noninterest expense increased $1.4 million, or 4.0%, for the six months ended June 30, 2011, compared to the same period in 2010.  The increase in noninterest expense was primarily a result of increases in personnel expense associated with our overall growth and expansion, occupancy expense due to added facilities, and FDIC insurance premium increases.

About Southside Bancshares, Inc.

Southside Bancshares, Inc. is a bank holding company with approximately $3.1 billion in assets that owns 100% of Southside Bank.  Southside Bank currently has 48 banking centers in Texas and operates a network of 50 ATMs.

To learn more about Southside Bancshares, Inc., please visit our investor relations website at www.southside.com/investor.  Our investor relations site provides a detailed overview of our activities, financial information and historical stock price data.  To receive e-mail notification of company news, events and stock activity, please register on the E-mail Notification portion of the website.  Questions or comments may be directed to Susan Hill at (903) 531-7220, or susan.hill@southside.com.

Forward-Looking Statements

Certain statements of other than historical fact that are contained in this document and in other written material, press releases and oral statements issued by or on behalf of the Company, a bank holding company, may be considered to be “forward-looking statements” within the meaning of and subject to the protections of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  These statements may include words such as "expect," "estimate," "project," "anticipate," “appear,” "believe," "could," "should," "may," "intend," "probability," "risk," "target," "objective," "plans," "potential,"

and similar expressions.  Forward-looking statements are statements with respect to the Company’s beliefs, plans, expectations, objectives, goals, anticipations, assumptions, estimates, intentions and future performance and are subject to significant known and unknown risks and uncertainties, which could cause the Company's actual results to differ materially from the results discussed in the forward-looking statements.  For example, discussions about trends in asset quality and earnings and certain market risk disclosures, including the impact of interest rate uncertainty, are based upon information presently available to management and are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future.  As a result, actual income gains and losses could materially differ from those that have been estimated.

Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 under “Forward-Looking Information” and Item 1A. “Risk Factors,” and in the Company’s other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

	At	At	At
	June 30,	December 31,	June 30,
	2011	2010	2010
	(dollars in thousands)
	(unaudited)

Selected Financial Condition Data (at end of period):

Total assets	$3,115,208	$2,999,621	$2,966,751
Loans	1,038,808	1,077,920	1,017,452
Allowance for loan losses	19,409	20,711	19,283
Mortgage-backed and related securities:
Available for sale, at estimated fair value	1,136,961	946,043	1,002,478
Held to maturity, at cost	395,728	417,862	459,677
Investment securities:
Available for sale, at estimated fair value	302,038	299,344	251,504
Held to maturity, at cost	1,996	1,495	1,494
Federal Home Loan Bank stock, at cost	25,524	34,712	36,096
Deposits	2,239,537	2,134,428	1,928,704
Long-term obligations	338,290	433,790	504,393
Equity	244,475	215,436	219,564
Nonperforming assets	15,703	17,709	19,723
Nonaccrual loans	13,208	14,524	15,728
Accruing loans past due more than 90 days	8	7	19
Restructured loans	1,757	2,320	2,671
Other real estate owned	412	220	1,097
Repossessed assets	318	638	208

Asset Quality Ratios:
Nonaccruing loans to total loans	1.27%	1.35%	1.55%
Allowance for loan losses to nonaccruing loans	146.95	142.60	122.60
Allowance for loan losses to nonperforming assets	123.60	116.95	97.77
Allowance for loan losses to total loans	1.87	1.92	1.90
Nonperforming assets to total assets	0.50	0.59	0.66
Net charge-offs to average loans	1.01	1.25	1.33

Capital Ratios:
Shareholders’ equity to total assets	7.78	7.15	7.36
Average shareholders’ equity to average total assets	7.32	7.24	7.09

LOAN PORTFOLIO COMPOSITION

The following table sets forth loan totals by category for the periods presented:

	At	At	At
	June 30,	December 31,	June 30,
	2011	2010	2010
	(in thousands)
	(unaudited)
Real Estate Loans:
Construction	$108,851	$115,094	$104,866
1-4 Family Residential	221,283	219,031	217,131
Other	193,341	200,723	204,837
Commercial Loans	134,197	148,761	156,032
Municipal Loans	200,537	196,594	155,283
Loans to Individuals	180,599	197,717	179,303
Total Loans	$1,038,808	$1,077,920	$1,017,452

	At or for the		At or for the
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
	(dollars in thousands)		(dollars in thousands)
	(unaudited)		(unaudited)

Selected Operating Data:
Total interest income	$33,724	$30,825	$65,629	$65,812
Total interest expense	9,157	11,455	18,803	23,366
Net interest income	24,567	19,370	46,826	42,446
Provision for loan losses	1,860	2,260	3,998	6,127
Net interest income after provision for loan losses	22,707	17,110	42,828	36,319
Noninterest income
Deposit services	4,028	4,400	7,907	8,464
Gain on sale of securities available for sale	4,004	6,661	5,809	15,016

Total other-than-temporary impairment losses	–	–	–	(39)
Portion of loss recognized in other comprehensive
income (before taxes)	–	–	–	(36))
Net impairment losses recognized in earnings	–	–	–	(75)

Gain on sale of loans	282	399	565	680
Trust income	645	561	1,296	1,091
Bank owned life insurance income	261	285	547	570
Other	959	864	2,064	1,797
Total noninterest income	10,179	13,170	18,188	27,543
Noninterest expense
Salaries and employee benefits	11,622	11,215	23,313	22,157
Occupancy expense	1,778	1,662	3,499	3,305
Equipment expense	525	472	1,018	909
Advertising, travel & entertainment	550	544	1,103	1,081
ATM and debit card expense	266	212	481	379
Director fees	200	216	391	393
Supplies	161	206	385	476
Professional fees	457	539	1,012	945
Postage	186	231	365	417
Telephone and communications	345	346	682	719
FDIC Insurance	735	689	1,498	1,368
Other	1,291	1,647	3,101	3,282
Total noninterest expense	18,116	17,979	36,848	35,431
Income before income tax expense	14,770	12,301	24,168	28,431
Provision for income tax expense	3,241	2,530	4,457	6,485
Net income	11,529	9,771	19,711	21,946
Less: Net income attributable to the noncontrolling interest	(493)	(519)	(1,358)	(1,049)
Net income attributable to Southside Bancshares, Inc.	$11,036	$9,252	$18,353	$20,897

Common share data attributable to Southside Bancshares, Inc:
Weighted-average basic shares outstanding	16,439	16,605	16,432	16,573
Weighted-average diluted shares outstanding	16,445	16,635	16,437	16,621
Net income per common share
Basic	$0.67	$0.56	$1.12	$1.26
Diluted	0.67	0.56	1.12	1.26
Book value per common share	–	–	14.74	13.13
Cash dividend declared per common share	0.17	0.17	0.34	0.34

	At or for the		At or for the
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Selected Performance Ratios:
Return on average assets	1.44%	1.23%	1.22%	1.42%
Return on average shareholders’ equity	19.26	17.48	16.63	20.00
Average yield on interest earning assets	5.09	4.72	5.01	5.10
Average yield on interest bearing liabilities	1.57	1.95	1.62	2.02
Net interest spread	3.52	2.77	3.39	3.08
Net interest margin	3.81	3.09	3.68	3.41
Average interest earnings assets to average interest bearing liabilities	122.20	119.61	121.47	119.14
Noninterest expense to average total assets	2.37	2.40	2.44	2.40
Efficiency ratio	54.96	63.31	57.22	58.87

RESULTS OF OPERATIONS

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities.

	AVERAGE BALANCES AND YIELDS
	(dollars in thousands)
	(unaudited)
	Six Months Ended
	June 30, 2011			June 30, 2010
	AVG		AVG	AVG		AVG
	BALANCE	INTEREST	YIELD	BALANCE	INTEREST	YIELD
ASSETS
INTEREST EARNING ASSETS:
Loans (1) (2)	$1,059,313	$36,281	6.91%	$1,020,908	$36,779	7.26%
Loans Held For Sale	3,106	68	4.41%	3,735	71	3.83%
Securities:
Investment Securities (Taxable)(4)	7,058	38	1.09%	9,373	52	1.12%
Investment Securities (Tax-Exempt)(3)(4)	302,421	9,564	6.38%	256,041	8,702	6.85%
Mortgage-backed and Related Securities (4)	1,431,390	24,607	3.47%	1,435,493	24,559	3.45%
Total Securities	1,740,869	34,209	3.96%	1,700,907	33,313	3.95%
FHLB stock and other investments, at cost	30,390	132	0.88%	38,629	141	0.74%
Interest Earning Deposits	11,054	13	0.24%	13,976	15	0.22%
Total Interest Earning Assets	2,844,732	70,703	5.01%	2,778,155	70,319	5.10%
NONINTEREST EARNING ASSETS:
Cash and Due From Banks	44,511			45,006
Bank Premises and Equipment	50,514			47,708
Other Assets	120,373			120,816
Less: Allowance for Loan Loss	(19,657)			(19,227)
Total Assets	$3,040,473			$2,972,458
LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES:
Savings Deposits	$83,343	118	0.29%	$73,270	167	0.46%
Time Deposits	856,860	5,744	1.35%	713,164	6,954	1.97%
Interest Bearing Demand Deposits	784,228	2,225	0.57%	717,638	2,617	0.74%
Total Interest Bearing Deposits	1,724,431	8,087	0.95%	1,504,072	9,738	1.31%
Short-term Interest Bearing Liabilities	239,179	3,434	2.90%	301,065	3,547	2.38%
Long-term Interest Bearing Liabilities – FHLB Dallas	317,985	5,663	3.59%	466,352	8,465	3.66%
Long-term Debt (5)	60,311	1,619	5.41%	60,311	1,616	5.40%
Total Interest Bearing Liabilities	2,341,906	18,803	1.62%	2,331,800	23,366	2.02%
NONINTEREST BEARING LIABILITIES:
Demand Deposits	448,073			402,228
Other Liabilities	26,174			26,717
Total Liabilities	2,816,153			2,760,745

SHAREHOLDERS’ EQUITY (6)	224,320			211,713
Total Liabilities and Shareholders’ Equity	$3,040,473			$2,972,458
NET INTEREST INCOME		$51,900			$46,953
NET INTEREST MARGIN ON AVERAGE EARNING ASSETS			3.68%			3.41%
NET INTEREST SPREAD			3.39%			3.08%
(1)  Interest on loans includes fees on loans that are not material in amount.
(2)  Interest income includes taxable-equivalent adjustments of $1,948 and $1,648 for the six months ended June 30, 2011 and June 30, 2010, respectively.
(3)  Interest income includes taxable-equivalent adjustments of $3,126 and $2,859 for the six months ended June 30, 2011 and June 30, 2010, respectively.
(4)  For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.
(5)  Represents junior subordinated debentures issued by us to Southside Statutory Trust III, IV, and V in connection with the issuance by Southside Statutory Trust III of $20 million of trust preferred securities, Southside Statutory Trust IV of $22.5 million of trust preferred securities, Southside Statutory Trust V of $12.5 million of trust preferred securities and junior subordinated debentures issued by Fort Worth Bancshares, Inc. to Magnolia Trust Company I in connection with the issuance by Magnolia Trust Company I of $3.5 million of trust preferred securities.
(6)  Includes average equity of noncontrolling interest of $1,788 and $1,042 for the six months ended June 30, 2011 and June 30, 2010, respectively.

Note: As of June 30, 2011 and 2010, loans totaling $13,208 and $15,728, respectively, were on nonaccrual status  Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

	AVERAGE BALANCES AND YIELDS
	(dollars in thousands)
	(unaudited)
	Three Months Ended
	June 30, 2011			June 30, 2010
	AVG		AVG	AVG		AVG
	BALANCE	INTEREST	YIELD	BALANCE	INTEREST	YIELD
ASSETS
INTEREST EARNING ASSETS:
Loans (1) (2)	$1,049,692	$18,076	6.91%	$1,016,037	$18,221	7.19%
Loans Held For Sale	2,491	31	4.99%	4,319	40	3.71%
Securities:
Investment Securities (Taxable)(4)	5,082	20	1.58%	9,392	26	1.11%
Investment Securities (Tax-Exempt)(3)(4)	299,807	4,778	6.39%	264,345	4,494	6.82%
Mortgage-backed and Related Securities (4)	1,466,581	13,310	3.64%	1,477,593	10,282	2.79%
Total Securities	1,771,470	18,108	4.10%	1,751,330	14,802	3.39%
FHLB stock and other investments, at cost	28,317	52	0.74%	38,194	59	0.62%
Interest Earning Deposits	6,101	3	0.20%	6,675	4	0.24%
Total Interest Earning Assets	2,858,071	36,270	5.09%	2,816,555	33,126	4.72%
NONINTEREST EARNING ASSETS:
Cash and Due From Banks	43,330			42,872
Bank Premises and Equipment	50,655			48,219
Other Assets	130,936			119,382
Less: Allowance for Loan Loss	(19,266)			(18,649)
Total Assets	$3,063,726			$3,008,379
LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES:
Savings Deposits	$85,778	58	0.27%	$75,065	84	0.45%
Time Deposits	867,694	2,943	1.36%	692,274	3,294	1.91%
Interest Bearing Demand Deposits	778,084	1,050	0.54%	742,401	1,355	0.73%
Total Interest Bearing Deposits	1,731,556	4,051	0.94%	1,509,740	4,733	1.26%
Short-term Interest Bearing Liabilities	259,025	1,705	2.64%	341,401	1,867	2.19%
Long-term Interest Bearing Liabilities – FHLB Dallas	287,903	2,587	3.60%	443,301	4,041	3.66%
Long-term Debt (5)	60,311	814	5.41%	60,311	814	5.41%
Total Interest Bearing Liabilities	2,338,795	9,157	1.57%	2,354,753	11,455	1.95%
NONINTEREST BEARING LIABILITIES:
Demand Deposits	465,578			412,735
Other Liabilities	27,469			27,381
Total Liabilities	2,831,842			2,794,869

SHAREHOLDERS’ EQUITY (6)	231,884			213,510
Total Liabilities and Shareholders’ Equity	$3,063,726			$3,008,379
NET INTEREST INCOME		$27,113			$21,671
NET INTEREST MARGIN ON AVERAGE EARNING ASSETS			3.81%			3.09%
NET INTEREST SPREAD			3.52%			2.77%
(1)  Interest on loans includes fees on loans that are not material in amount.
(2)  Interest income includes taxable-equivalent adjustments of $977 and $824 for the three months ended June 30, 2011 and June 30, 2010, respectively.
(3)  Interest income includes taxable-equivalent adjustments of $1,569 and $1,477 for the three months ended June 30, 2011 and June 30, 2010, respectively.
(4)  For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.
(5)  Represents junior subordinated debentures issued by us to Southside Statutory Trust III, IV, and V in connection with the issuance by Southside Statutory Trust III of $20 million of trust preferred securities, Southside Statutory Trust IV of $22.5 million of trust preferred securities, Southside Statutory Trust V of $12.5 million of trust preferred securities and junior subordinated debentures issued by Fort Worth Bancshares, Inc. to Magnolia Trust Company I in connection with the issuance by Magnolia Trust Company I of $3.5 million of trust preferred securities.
(6)  Includes average equity of noncontrolling interest of $2,068 and $1,235 for the three months ended June 30, 2011 and June 30, 2010, respectively.

Note: As of June 30, 2011 and 2010, loans totaling $13,208 and $15,728, respectively, were on nonaccrual status.  Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.